Exhibit 2

EXECUTION VERSION
PRIVATE AND CONFIDENTIAL

From:

BT Group plc (BT)
81 Newgate Street
London
EC1A 7AJ

To:

T-Mobile Holdings Limited (DT Holdings)
Hatfield Business Park
Hatfield
Hertfordshire
AL10 9BW

Deutsche Telekom A.G. (Deutsche Telekom)
Friedrich-Ebert-Allee 140
53113 Bonn
Germany

22 January 2016

Dear Sirs

Deed in relation to the sale of excess shares by DT Holdings

Defined terms used in this Deed, other than where defined in this Deed, shall have the meanings given to them in the sale and purchase agreement entered into by BT, DT Holdings and Deutsche Telekom, among others, in relation to the sale by DT Holdings and Orange Telecommunications Group Limited (Orange Holdings) to BT of their respective shareholdings in EE Limited (EE) on 5 February 2015, as amended on 11 December 2015 (the SPA).

Consent to pre-Closing dividend

1.           In accordance with clause 4.1 and paragraph 1(g) of Schedule 5 of the SPA, BT consents to the payment by EE prior to Closing of a dividend up to a maximum amount of £263,000,000, provided that Deutsche Telekom and DT Holdings comply with the other provisions of this Deed.

Sale of excess shares by DT Holdings

2.           The obligations on Deutsche Telekom and DT Holdings set out in this Deed shall apply where, following the agreement or determination of the Closing Statement in accordance with Schedule 9 of the SPA, the Final Price is such that the DT Holdings Cash Consideration would have been less than zero (or a more negative number) had the Final Price been used instead of the Initial Price to calculate the DT Holdings Cash Consideration and DT Holdings Consideration Shares.  For the purposes of this Deed, Excess Shares shall mean the number of shares by which the number of DT Holdings Consideration Shares would have been reduced (or further reduced) in accordance with clause 2.7 of the SPA to result in the DT Holdings Cash Consideration being equal to zero or a positive number (being as near as possible to zero) had the Final Price been used instead of the Initial Price to calculate the DT Holdings Cash Consideration and DT Holdings Consideration Shares.

3.           Deutsche Telekom and DT Holdings shall procure the sale of the maximum number of Excess Shares (provided that such number of Excess Shares shall in no event result in the aggregate value ascribed to such number of Excess Shares at Closing in accordance with the Cap Amount (being £4.2796) set out in clause 2.4 of the SPA exceeding £131,500,000, being the value of the dividend paid by EE to DT Holdings prior to Closing) (the Sale Shares) to a third party (being any person other than an Affiliate (as defined in the Relationship Agreement) of Deutsche Telekom, DT Holdings, Orange S.A. or Orange Holdings) in a reasonable timeframe following agreement or determination of the Closing Statement in accordance with Schedule 9 of the SPA and by no later than the date falling three months after the date on which the Closing Statement is agreed or determined in accordance with Schedule 9 of the SPA.

4.           Deutsche Telekom and DT Holdings shall notify BT in writing of the sale of, and price received for, such Sale Shares on the next Business Day following the sale.  To the extent that the aggregate price received by Deutsche Telekom, DT Holdings or their Affiliate for the Sale Shares exceeds the aggregate value ascribed to such Sale Shares at Closing in accordance with the Cap Amount (being £4.2796) set out in clause 2.4 of the SPA (the Sale Share Value), Deutsche Telekom and DT Holdings shall pay an amount equal to the Sale Share Value, after deducting all costs reasonably incurred (including tax) in relation to the sale, in cash in pounds sterling to BT within 10 Business Days of the sale of such Sale Shares, to such account as is notified by BT to the relevant entity.  For the avoidance of doubt, an amount equal to the aggregate value ascribed to the Sale Shares at Closing in accordance with the Cap Amount (being £4.2796) set out in clause 2.4 of the SPA shall be paid by DT Holdings to BT as part of any cash payment made by DT Holdings to BT under clause 2.6 and paragraph 6 of Part C of Schedule 9 of the SPA.

5.           Deutsche Telekom and DT Holdings shall pay an amount equal to any dividend paid to Deutsche Telekom, DT Holdings or any of their Affiliates in respect of such Sale Shares, after deducting all costs reasonably incurred (including tax) in relation to receipt of the dividend, in cash in pounds sterling to BT within 10 Business Days of the sale of such Sale Shares, where such dividend is received by Deutsche Telekom, DT Holdings or any of their Affiliates on or prior to the sale of the Sale Shares (or, where such dividend is received by Deutsche Telekom, DT Holdings or any of their Affiliates following the sale of the Sale Shares, within 5 Business Days of receipt of the payment of the dividend) to such account as is notified by BT to the relevant entity.  For the avoidance of doubt, if Deutsche Telekom has sold the right to receive any dividend not received by Deutsche Telekom, DT Holdings or any of their Affiliates prior to the sale of the Sale Shares, then Deutsche Telekom and DT Holdings shall not be required to pay an amount equal to such dividend to BT in accordance with this paragraph.

6.           A worked example of the calculation of Excess Shares, the Sale Shares and the Sale Share Value for the purposes of paragraphs 2 to 4 is set out in Schedule 1 for illustrative purposes only. The worked example does not illustrate any payment that might be required to be made in accordance with paragraph 5 above.

7.           BT consents to any sale of Sale Shares made in accordance with this Deed for the purposes of clause 3.2(a) of the Relationship Agreement to be entered into by BT, DT Holdings and Deutsche Telekom at Closing (the Relationship Agreement).

8.           Any sale of Sale Shares made in accordance with this Deed shall be without prejudice to clause 2.1(a) of the Relationship Agreement.

Notice

9.           Any notice in connection with this Deed shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of sending if delivered by email provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.  The addresses and email addresses of the parties for the purpose of this paragraph shall be those set out in clause 12.2 of the Relationship Agreement.

Counterparts

10.           This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

Governing law and jurisdiction

11.           This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law.  Clauses 20.2 to 20.5 of the Relationship Agreement shall apply to any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, or regarding any non-contractual obligation arising out of or in connection with this Deed.

SIGNATURE PAGE

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

The common seal of BT GROUP PLC affixed to this DEED is authenticated by: /s/ Dan Fitz Authorised Signatory

EXECUTED as a DEED and DELIVERED	)	BTGIG/130
on behalf of DEUTSCHE TELEKOM A.G.	)
a company incorporated in Germany	)
by Jôrn Biederbick	)	/s/ Jôrn Biederbick
being a person who, in accordance	)	Signature
with the laws of that territory, is duly	)
authorised to act on behalf of the company	)

and by Philipp Pohlmann	)	/s/ Philipp Pohlmann
being a person who, in accordance	)	Signature
with the laws of that territory, is duly	)
authorised to act on behalf of the company	)

EXECUTED as a DEED and DELIVERED by /s/ Jeevan D'Silva T-MOBILE HOLDINGS LIMITED acting by Jeevan D'Silva, a director in the presence of: Signature of witness: Name: Address: Futura House, Bradbourne Drive Milton Keynes, MK7 8AZ Occupation: Finance Director

Schedule 1

By way of example:

Example A. Initial Price of £10,400,000,000

Illustrative Initial Price to Sellers (A)	£10,400,000,000
Of which consideration to DT (Ax50%=B)	£5,200,000,000
Value per Share of BT Shares to DT – assuming BT Share Price 4% Higher than Reference Price (C)	£4.2796 (1)
Number of BT Shares to DT, to Reach 12% Ownership in BT (D)	1,196,175,322 (2)
Value of Share Portion to DT at £4.2796 (CxD=E)	£5,119,151,908.03
Total Cash Consideration to DT (B-E)	£80,848,091.97

(1)  Assuming BT Closing Share Price is four per cent. higher than the Reference Price or more, in accordance with clause 2.4 of the SPA.

(2)  Based on BT number of outstanding shares of 8,373,227,252, adjusted for the additional issuance of 1,594,900,429 shares to DT and Orange.

Example B. Following payment of Initial Price of £10,400,000,000, Final Price determined to be £10,000,000,000

		Sellers
	BT	DT	Orange

Settlement for Difference Between Initial and Final Price (A)	+£400,000,000	-£200,000,000	-£200,000,000

DT Shares Adjustments
Consideration to DT (Based on 50% of £10,000,000,000) (B)		£5,000,000,000
Value per Share of BT Shares to DT – Assuming BT Share Price 4% Higher than Reference Price (C)		£4.2796 (3)
Number of BT Shares to DT, to Reach 12% Ownership in BT (D)		1,196,175,322 (4)
Value of Share Portion to DT (CxD=E)		£5,119,151,908.03
Value of excess shares issued to DT at Closing (B-E=F) – Shown as Negative		-£119,151,908.03
Illustrative Dividend paid to DT (G)		£100,000,000.00
Value of excess shares issued to DT at Closing after Dividend Cap (Min(F,G)=H)		£100,000,000.00
Number of Sale Shares to be Sold by DT (H/C=I)		-23,366,670
Illustrative Sale Price per Share of BT Shares (J)		£4.5000
Sale Share Value to be paid by DT to BT ((J-C)*I=K)	+£5,150,014	-£5,150,014	-

Total Payments/Re-imbursement to BT (A+K) (5)	+£405,150,014	-£205,150,014	-£200,000,000
Recovered by / Payable to BT:
- By way of Schedule 9 mechanism		£200,000,000	£200,000,000
- By direct settlement in accordance with this Deed		£5,150,014	-
		£205,150,014	£200,000,000

(3) Assuming BT Closing Share Price is four per cent. higher than the Reference Price or more, in accordance with clause 2.4 of the SPA.

(4) Based on BT number of outstanding shares of 8,373,227,252, adjusted for the additional issuance of 1,594,900,429 shares to DT and Orange.

(5) An amount equal to any dividend paid on the Sale Shares, may also be payable in accordance with paragraph 5 of this Deed.